Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2014 FOURTH QUARTER AND FULL YEAR RESULTS

(Tampa, FL, February 24, 2015) - Masonite International Corporation ("Masonite") (NYSE: DOOR) today announced results for the three months and fiscal year ended December 28, 2014.

Executive Summary

•
Net sales increased $28.4 million, or 6.8%, to $448.9 million and $106.6 million, or 6.2%, to $1,837.7 million for the fourth quarter and fiscal year, respectively, over the comparable 2013 periods. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 9.7% to $461.1 million and 7.5% to $1,861.3 million for the fourth quarter and fiscal year, respectively.

•	Gross profit increased $16.1 million, or 31.3%, to $67.6 million and $39.9 million, or 17.7%, to $265.4 million for the fourth quarter and fiscal year over the comparable 2013 periods.

•
Net loss attributable to Masonite increased $8.8 million to $16.4 million, or $0.55 per diluted share, and increased $26.3 million to $37.3 million, or $1.26 per diluted share in the fourth quarter and fiscal year, respectively, versus the comparable 2013 periods. Excluding $18.2 million of asset impairment charges, Masonite would have recorded net income of $0.06 per diluted share in the fourth quarter and a net loss of $0.65 per diluted share in the fiscal year.

•	Adjusted EBITDA[1] increased $19.9 million, or 111.8%, to $37.7 million and $31.2 million, or 29.5%, to $137.1 million in the fourth quarter and fiscal year versus the comparable 2013 periods.

“Profitable growth accelerated during 2014, despite considerable foreign exchange headwinds, as our pricing actions in the North American residential business and the strategic acquisition of Door-Stop in the U.K. drove Adjusted EBITDA growth of nearly 30 percent,” said Fred Lynch, President and CEO. “Looking forward, we continue to invest in new, innovative products and electronic enablement tools to enhance the customer experience throughout the entire value chain which, when combined with our expectation for modest unit volume growth and steady improvements in average unit prices, should help us grow Adjusted EBITDA by a similar percentage in 2015.”

Fourth Quarter 2014 Discussion
Net sales increased 6.8% to $448.9 million in the three months ended December 28, 2014, from $420.5 million in the comparable period of 2013. Excluding the unfavorable impact of foreign exchange, net sales

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation to net income (loss) attributable to Masonite.

would have increased by 9.7% to $461.1 million. The reported increase was primarily due to a $33.6 million improvement in average unit price and $9.0 million of higher unit volumes, partially offset by $12.2 million of negative foreign exchange and a $2.0 million decrease in net sales of other products.

Total company gross profit increased to $67.6 million in the three months ended December 28, 2014, from $51.5 million in the three months ended December 29, 2013. Gross profit margin increased 290 basis points to 15.1% of net sales in the fourth quarter of 2014, from 12.2% of net sales in the fourth quarter of 2013, primarily due to price increases to North American residential customers.

Selling, general and administrative expenses (SG&A) as a percentage of net sales decreased 100 basis points in the fourth quarter of 2014 to 12.0%, from 13.0% in the fourth quarter of 2013. SG&A expenses decreased $0.8 million to $53.9 million in the fourth quarter of 2014, from $54.7 million in the fourth quarter of 2013, driven by a decline in personnel costs of $3.5 million and a reduction due to foreign exchange of $1.0 million. In addition, Masonite received $2.7 million of business interruption insurance proceeds related to the explosion at the Estcourt Mill in South Africa. Those funds were recorded as a reduction in SG&A in the fourth quarter of 2014. The decreases were partially offset by an increase of $1.5 million related to losses on disposal of property, plant and equipment, an increase in professional fees of $1.4 million, and depreciation and amortization of $0.9 million in the fourth quarter of 2014 compared to the same period in 2013.

During the fourth quarter of 2014 the company recorded a non-cash asset impairment charge of $18.2 million related to its operations in France and India. Of this amount, $15.0 million related to property, plant and equipment and $3.2 million was related to definite-lived intangible assets. The asset impairment in France was primarily the result of deteriorating market conditions while the impairment in India was primarily related to reorganizing the business.

Net loss attributable to Masonite increased $8.8 million to $16.4 million, or $0.55 per diluted share, in the fourth quarter of 2014 from $7.6 million, or $0.25 per diluted share, in the fourth quarter of 2013. Net loss attributable to Masonite in the fourth quarter of 2014 included $18.2 million of asset impairment charges. Excluding the asset impairment charges, Masonite would have recorded net income of $1.8 million or $0.06 for the period.

Adjusted EBITDA increased 111.8% to $37.7 million for the three months ended December 28, 2014, from $17.8 million in the comparable period of 2013. Excluding the net impact of the $2.7 million business interruption insurance claim, Adjusted EBITDA would have increased by 96.6% to $35.0 million in the three months ended December 28, 2014.

Full Year 2014 Discussion
Net sales increased 6.2% to $1,837.7 million in the fiscal year ended December 28, 2014, from $1,731.1 million in 2013. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 7.5% to $1,861.3 million. The increase was primarily due to a $103.3 million improvement in average unit prices and a $32.7 million increase in unit volumes, primarily from growth in North America and our Door-Stop acquisition. These increases were partially offset by $23.6 million of negative foreign exchange impact and a $5.8 million decrease in net sales of other products.

Total company gross profit increased to $265.4 million in the fiscal year ended December 28, 2014, from $225.5 million in the fiscal year ended December 29, 2013. Gross profit margin increased 140 basis points to 14.4% of net sales in the fiscal year ended December 28, 2014, from 13.0% of net sales in the fiscal year ended December 29, 2013, primarily due to price increases at North American residential customers.

Selling, general and administrative expenses increased $16.9 million to $224.1 million, from $207.2 million in the fiscal year ended December 29, 2013. The increase was partially driven by $7.4 million of SG&A incurred in connection with the company's acquired entity, Door-Stop during the fiscal year ended December 28, 2014. Also contributing to the increase was $5.7 million of losses on disposal of property, plant and equipment, $3.1 million in professional fees, primarily from expenses related to Sarbanes-Oxley compliance and the acquisition of Door-Stop, and $1.9 million of share based compensation expense. These increases were partially offset by a decrease in $4.2 million of personnel costs. Overall selling, general and administrative expenses as a percentage of net sales increased 20 basis points in the fiscal year ended December 28, 2014 to 12.2%, from 12.0% in 2013.

Net loss attributable to Masonite increased $26.3 million to $37.3 million, or $1.26 per diluted share, in the fiscal year ended December 28, 2014, from $11.0 million, or $0.39 per diluted share, in the fiscal year ended December 29, 2013. Net loss attributable to Masonite in 2014 included $18.2 million of asset impairment charges. Excluding the asset impairment charges, Masonite would have recorded a net loss of $19.1 million or $0.65 per diluted share in the fiscal year.

Adjusted EBITDA increased 29.5% to $137.1 million for the fiscal year ended December 28, 2014, from $105.9 million in the comparable period of 2013.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 25, 2015. The live audio webcast will begin at 10:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q4'14 Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 11, 2015. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13599682.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, asset impairment, registration and listing fees, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Fourth quarter 2013 net sales	$322.4	$81.7	$16.4	$420.5
Volume*	6.5	4.8	(2.3)	9.0	2.1%
Average unit price	18.5	10.0	5.1	33.6	8.0%
Other	(2.6)	0.6	—	(2.0)	(0.5)%
Foreign exchange	(6.1)	(4.0)	(2.1)	(12.2)	(2.9)%
Fourth quarter 2014 net sales	$338.7	$93.1	$17.1	$448.9	6.8%
Year over year growth, net sales	5.1%	14.0%	4.3%

Fourth quarter 2013 Adjusted EBITDA	$15.6	$0.7	$1.5	$17.8
Fourth quarter 2014 Adjusted EBITDA	$29.1	$5.8	$2.9	$37.7	111.8%

Year over year growth, Adjusted EBITDA	86.5%	728.6%	93.3%

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Year to date 2013 net sales	$1,321.6	$339.9	$69.6	$1,731.1
Volume*	37.8	17.8	(22.9)	32.7	1.9%
Average unit price	65.6	20.6	17.1	103.3	6.0%
Other	(7.3)	1.5	—	(5.8)	(0.3)%
Foreign exchange	(21.7)	5.3	(7.2)	(23.6)	(1.4)%
Year to date 2014 net sales	$1,396.0	$385.1	$56.6	$1,837.7	6.2%
Year over year growth, net sales	5.6%	13.3%	(18.7)%

Fiscal Year 2013 Adjusted EBITDA	$89.2	$11.1	$5.5	$105.9
Fiscal Year 2014 Adjusted EBITDA	$121.1	$15.8	$0.3	$137.1	29.5%

Year over year growth, Adjusted EBITDA	35.8%	42.3%	(94.5)%

(*) Includes the incremental impact of 2014 acquisitions.

MASONITE INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net sales	$448,940	$420,475	$1,837,700	$1,731,143
Cost of goods sold	381,364	369,007	1,572,301	1,505,636
Gross profit	67,576	51,468	265,399	225,507
Gross profit as a % of net sales	15.1%	12.2%	14.4%	13.0%

Selling, general and administration expenses	53,928	54,692	224,077	207,166
Selling, general and administration expenses as a % of net sales	12.0%	13.0%	12.2%	12.0%

Restructuring costs	(57)	6,163	11,137	10,630
Asset impairment	18,202	—	18,202	1,904
Operating income (loss)	(4,497)	(9,387)	11,983	5,807
Interest expense (income), net	10,491	8,442	41,525	33,230
Other expense (income), net	(1,670)	3,092	(587)	2,316
Income (loss) from continuing operations before income tax expense (benefit)	(13,318)	(20,921)	(28,955)	(29,739)
Income tax expense (benefit)	1,131	(13,661)	4,533	(21,377)
Income (loss) from continuing operations	(14,449)	(7,260)	(33,488)	(8,362)

Income (loss) from discontinued operations, net of tax	(194)	(402)	(630)	(598)
Net income (loss)	(14,643)	(7,662)	(34,118)	(8,960)

Less: net income (loss) attributable to non-controlling interest	1,724	(73)	3,222	2,050
Net income (loss) attributable to Masonite	$(16,367)	$(7,589)	$(37,340)	$(11,010)

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.55)	$(0.25)	$(1.26)	$(0.39)
Diluted	$(0.55)	$(0.25)	$(1.26)	$(0.39)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.54)	$(0.25)	$(1.24)	$(0.37)
Diluted	$(0.54)	$(0.25)	$(1.24)	$(0.37)

Shares used in computing basic earnings per share	29,915,729	28,021,671	29,588,001	28,264,166
Effect of dilutive securities:
Incremental shares issuable under share compensation plans	—	—	—	—
Shares used in computing diluted earnings per share	29,915,729	28,021,671	29,588,001	28,264,166

MASONITE INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	December 28, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$192,037	$100,873
Restricted cash	13,187	13,831
Accounts receivable, net	241,721	243,823
Inventories, net	222,732	218,348
Prepaid expenses	21,103	22,371
Assets held for sale	—	3,408
Income taxes receivable	1,796	3,250
Current deferred income taxes	20,767	17,840
Total current assets	713,343	623,744
Property, plant and equipment, net	576,234	630,279
Investment in equity investees	8,827	7,483
Goodwill	99,199	78,404
Intangible assets, net	203,372	203,714
Long-term deferred income taxes	20,697	23,363
Other assets, net	24,879	24,158
Total assets	$1,646,551	$1,591,145

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$98,199	$98,936
Accrued expenses	137,681	128,924
Income taxes payable	1,361	732
Total current liabilities	237,241	228,592
Long-term debt	511,920	377,861
Long-term deferred income taxes	107,777	108,924
Other liabilities	54,114	50,206
Total liabilities	911,052	765,583

Equity:
Share capital: unlimited shares authorized, no par value, 30,015,321 and 29,085,021 shares issued and outstanding as of December 28, 2014, and December 29, 2013, respectively.	657,292	646,196
Additional paid-in capital	225,918	230,306
Accumulated deficit	(97,517)	(60,177)
Accumulated other comprehensive income (loss)	(76,259)	(19,601)
Total equity attributable to Masonite	709,434	796,724
Equity attributable to non-controlling interests	26,065	28,838
Total equity	735,499	825,562
Total liabilities and equity	$1,646,551	$1,591,145

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Adjusted EBITDA	$37,722	$17,807	$137,087	$105,877
Less (plus):
Depreciation	14,798	14,398	60,622	62,080
Amortization	5,549	4,175	21,722	17,058
Share based compensation expense	2,270	2,000	9,605	7,752
Loss (gain) on disposal of property, plant and equipment	1,457	35	3,816	(1,775)
Registration and listing fees	—	423	—	2,421
Restructuring costs	(57)	6,163	11,137	10,630
Asset impairment	18,202	—	18,202	1,904
Interest expense (income), net	10,491	8,442	41,525	33,230
Other expense (income), net	(1,670)	3,092	(587)	2,316
Income tax expense (benefit)	1,131	(13,661)	4,533	(21,377)
Loss (income) from discontinued operations, net of tax	194	402	630	598
Net income (loss) attributable to non-controlling interest	1,724	(73)	3,222	2,050
Net income (loss) attributable to Masonite	$(16,367)	$(7,589)	$(37,340)	$(11,010)